Exhibit 10.1

Collexis US, Inc
1201 Main Street, Suite 980
Columbia, SC 29201
USA

(803) 727-1113 Main
(803) 727- 1118 Fax

www.collexis.com

January 31, 2009

Re:  LLC Interests Purchase Agreement (the “Agreement”) entered into as of February 1, 2008, by and among Collexis Holdings, Inc. (“Collexis”), Lawriter, Inc. (together with Collexis, “Buyer,” “our,” “us,” “I” or “me”), Lawriter LLC (“Lawriter”), OSBA.COM LLC, an Ohio limited liability company (“OSBA”), and Institute of Legal Publishing, Inc. (f/k/a Lawriter Corporation)(“Lawcorp” or “you” or “your” and, collectively with OSBA, “Members” or “Sellers”)(the “Purchase Agreement) - Agreement to Extend Payment Due Date.

Dear Joe:

As we have discussed, our payment to you under Section 2(b)(i)(B)(3)(z) of the Purchase Agreement in the amount of Seven Hundred Fifty Thousand Dollars and No Cents ($750,000.00) was due and payable as of the 1st day of February 2009 (the “First Installment”).  Notwithstanding the foregoing, as of the date hereof, you have agreed to waive that covenant to the limited extent provided in this paragraph and to extend the date on which such payment is due to you from the 1st day of February to the following dates:  (a) to the 1st  day of April 2009, on which date Collexis shall issue to you 909,091 shares of its common stock, which shares shall represent and be accepted by you as a partial payment on the First Installment and a reduction thereof by the amount of One Hundred Thousand Dollars ($100,000); and (b) to April 1st, 2009, on which date Collexis shall pay to you the balance of the First Installment (or $650,000); provided, however, that if and to the extent that such balance is not paid in full, then as of April 2nd the OSBA and LawCorp (a.k.a The Institute of Legal Publishing) shall have the option to have 100% ownership of the Collexis’ Lawriter entity and all of its current assets in payment of all obligations due to them. In the interim, Collexis will not encumber or allow its Lawriter to encumber new obligations in the form of new office leases for Lawriter or other significant potential liens or liabilities upon the assets of Collexis’ Lawriter including but not limited to entering into any contract where the potential liability would be greater than $25,000 without the prior written approval of Joseph Shea.  Time is of the essence in meeting the payment obligation on April 1, 2009.

Upon execution of this letter by you and us, we each acknowledge and agree that (1) except as modified hereby, all of the terms and provisions of the Purchase Agreement shall remain in full force and effect; (2) this letter is the sole agreement between the you and us as to the limited waiver of the referenced covenant in the Purchase Agreement as described herein; (3) this letter may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument; (4) invalidation of any one or more of the provisions of this Amendment shall in no way affect any of the other provisions of this Amendment, which shall remain in full force and effect; and (5) this letter shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, successors, personal representatives and assigns.

/s/ Joseph W. Shea III
Joseph W. Shea III
CEO, LawCorp (a.k.a.The Institute of Legal Publishing)

/s/ William D. Kirkland
William D. Kirkland
CEO, Collexis Holdings, Inc.